SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (As permitted by Rule 14a-6(e)(2)
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-12

GERBER SCIENTIFIC, INC.
_______________________________________________
(Name of Registrant as Specified in its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/     No Fee required.

          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:
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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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4.	Proposed maximum aggregate value of transaction:
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5.	Total fee paid:
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Fee previously paid with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4.	Date Filed:
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Letterhead of Marc T. Giles

August 28, 2002

Dear Shareholder:

     You are invited to attend the 2002 Annual Meeting of Shareholders of Gerber Scientific, Inc. which will be held on Thursday, October 3, 2002, at the Corporate Headquarters of the Company in South Windsor, Connecticut. The meeting will start at 2:30 p.m. At the meeting we will:

•	Elect three directors;

•	Consider and vote on a shareholder proposal; and,

•	Consider and act upon such other matters as may properly come before the meeting.

In addition, we will include a discussion of the operations of the Company. We hope you will be able to attend and participate in the meeting.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by telephone, over the Internet or by proxy card.

     On behalf of your Board, thank you for your continued support and interest in Gerber Scientific, Inc.

Sincerely,

/s/ Marc T. Giles Marc T. Giles President and Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS OF
GERBER SCIENTIFIC, INC.

Date:	Thursday, October 3, 2002
Time:	2:30 p.m. EDT
Place:	Corporate Headquarters
Gerber Scientific, Inc.
83 Gerber Road West
South Windsor, Connecticut 06074
Items of Business:	1. Elect three members of the Board of Directors;
2. Vote on a shareholder proposal to repeal the Company’s classified Board of Directors; and
3. Transact such other business as may properly come before the meeting and any adjournment or postponement
Record Date:	Close of business on July 26, 2002
Annual Report:	Our 2002 Annual Report, which is not part of this proxy solicitation, is enclosed

     It is important that your shares be represented and voted at the meeting. Shareholders of record may vote in one of four ways:

•	Complete, sign, and return the enclosed proxy card; or

•	Use the toll-free telephone number shown on your proxy card; or

•	Vote via the Internet by visiting the website shown on your proxy card; or

•	Cast your ballot at the meeting.

     Even if you plan to attend the annual meeting, we would appreciate receiving your voting instructions before that date. Your proxy may be revoked at any time either before or at the annual meeting. If your shares are held in the name of a bank, broker, or other holder of record, you should receive instructions to follow for your shares to be voted.

     All shareholders of record as of July 26, 2002 are invited to attend the annual meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at 1 800 811-4707, Extension 8008, and we will be happy to assist you.

By Order of the Board of Directors

/s/ Richard F. Treacy, Jr. Richard F. Treacy, Jr. Secretary August 28, 2002

GERBER SCIENTIFIC, INC.
83 Gerber Road West
South Windsor, Connecticut 06074
**************

PROXY STATEMENT
2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 3, 2002

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:   Why am I receiving these materials?

A:   The Board of Directors (the “Board”) of Gerber Scientific, Inc. (which we sometimes refer to as “Gerber,” the “Company,” “we,” “us” or “our”) is sending these proxy materials to you on or about September 6, 2002, in connection with our solicitation of proxies for use at the Company’s annual meeting of shareholders. The meeting is scheduled to take place on Thursday, October 3, 2002 at the Company’s headquarters located at 83 Gerber Road West, South Windsor, Connecticut 06074. For your convenience, directions to our headquarters are included in this proxy statement at Appendix A. We have retained Georgeson & Company, Inc. to aid in the solicitation of proxies. Certain of our directors, officers and employees may also solicit proxies on our behalf by mail, phone, fax or in person.

     The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2002 annual report to shareholders is also enclosed.

Q:   Who is paying for this solicitation?

A:   We are paying for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. We will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred to forward our proxy materials to the beneficial owners of the Company’s common stock. Georgeson & Company, Inc. is to receive a fee estimated to be $20,000, including expenses, for acting as proxy solicitor in connection with the annual meeting.

Q:   What proposals will be voted on at the meeting?

A:   There are two proposals scheduled to be voted on at the meeting:

•	The election of directors

•	A shareholder proposal entitled “Repeal Classified Board.”

Q:   What shares owned by me can be voted?

A:   All shares of the Company’s common stock owned by you as of the close of business on July 26, 2002, the record date for the determination of shareholders entitled to notice of and the right to vote at the meeting (the “Record Date”), may be voted by you. These shares include those:

(1)	held directly in your name as the shareholder of record, and

(2)	held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:   What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:   Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the transfer agent on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and also are invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you receive a legal proxy to present at the meeting.

Q:   How can I vote my shares at the meeting?

A:   Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Shares beneficially owned may be voted by you if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:   How can I vote my shares without attending the meeting?

A:   Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

     By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

     By Telephone — You may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

     By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:   How does the Board recommend I vote on the proposals?

A:   The Board recommends a vote FOR each of the director nominees for the Board and AGAINST the shareholder proposal.

Q:   What is the quorum for the meeting?

A:   Holders of record of the common stock, par value $1.00 per share, of the Company on July 26, 2002 are entitled to vote at the meeting or any adjournments of the meeting. As of that date, there were 22,119,180 shares of common stock outstanding and entitled to vote. A majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting.

Q:   How are votes counted?

A:   Each share of Company common stock entitles its holder to one vote on all matters to come before the meeting, including the election of directors.

     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

     For the other proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

     Abstentions and broker non-votes are not included in the calculation of the vote, but do count toward a quorum.

     If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:   What happens if I withhold my vote for an individual director nominee?

A:   A “WITHHELD” vote for any nominee will be counted for purposes of determining the votes present at the meeting, but will have no other effect on the outcome of the vote for the election of directors. Because the individual director nominees are elected by a plurality of the votes cast at the meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.

Q:   What vote is required to approve the shareholder proposal?

A:   The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the meeting would be required to approve the shareholder proposal.

Q:   Can I change my vote?

A:   You may change your proxy instructions at any time prior to the vote at the meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the meeting and voting in person. To revoke a proxy previously submitted by telephone or the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:   What does it mean if I receive more than one proxy or voting instruction card?

A:   It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:   How can I attend the meeting?

A:   You may attend the meeting if you are listed as a shareholder of record as of July 26, 2002 and bring proof of identification. If you hold your shares through a broker or other nominee, you will need to provide proof of ownership by bringing either a copy of a brokerage statement showing your share ownership as of July 26, 2002 or a legal proxy if you wish to vote your shares in person at the meeting. In addition to the items above, you should bring proof of identification.

Q:   Where can I find the voting results of the meeting?

A:   We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

Q:   Is my vote confidential?

A:   Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned to the Company and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except (1) as needed to permit the Company to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:   Can I vote on other matters?

A:   Our bylaws limit the matters presented at the annual meeting to those in the notice of the meeting and those otherwise properly presented before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the annual meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning ownership of the Company’s common stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the common stock, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, other than directors and executive officers whose beneficial ownership is described in the second table below.

Name and Address of	Number of Shares	Percent of Company
Beneficial Owner	Beneficially Owned	Common Stock

Dimensional Fund Advisors, Inc.	1,874,500	8.5%
1299 Ocean Avenue
Santa Monica, CA 90401

David L. Babson and Company	1,273,800	5.8%
Incorporated
One Memorial Drive
Cambridge, MA 02142

Gabelli Asset Management, Inc.	1,272,700	5.8%
and its subsidiaries
One Corporate Center
Rye, NY 10580

TCW Management Company	1,258,200	5.7%
865 South Figueroa Street
Los Angeles, CA 90017

     The following table sets forth information concerning ownership of the Company’s common stock, as of the Record Date, by (i) each director and director nominee of the Company, (ii) the Chief Executive Officer, (iii) the other executive officers named in the Summary Compensation Table set forth under “Executive Compensation” below, and (iv) all current executive officers and directors of the Company as a group.

     Under the rules of the Securities and Exchange Commission, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within sixty days through the exercise of currently available conversion rights or options.

	Number of Shares		Percent of Company
Name of Beneficial Owner	Beneficially Owned(1)		Common Stock

David J. Gerber	589,182	(2)	2.7%
George M. Gentile	321,891	(3)	1.5%
Shawn M. Harrington	118,105	(4)	*
Bernard J. Demko	81,642	(5)	*
A. Robert Towbin	53,251	(6)	*
Edward E. Hood, Jr.	43,569	(7)	*
Donald P. Aiken	40,279	(8)	*
William Jerome Vereen	32,848	(9)	*
Marc T. Giles	26,667	(10)	*
John R. Hancock	26,363	(11)	*
Carole F. St. Mark	26,107	(12)	*
David J. Logan	21,530	(13)	*
Richard F. Treacy, Jr.	93,855	(14)	*
All directors and executive officers as a group (14 persons) (14)	1,485,289	(15)	6.7%

*	Less than 1%
(1)	Unless otherwise indicated below, each director and executive officer has sole voting and investment power with respect to such shares.
(2)	Includes 461,845 shares held in trusts for Mr. Gerber’s benefit as to which he either is the trustee or has the right to withdraw or direct the disposition and voting of the shares held in such trusts; and 55,500 shares which may be acquired within 60 days upon exercise of outstanding stock options.

(3)	Includes 2,400 shares Mr. Gentile holds as trustee; 261,500 shares which may be acquired within 60 days upon exercise of outstanding stock options; and 4,848 shares which are to be issued under the Company’s director stock grant plan.

(4)	Includes 96,241 shares which may be acquired within 60 days upon exercise of outstanding stock options and 3,240 shares which are to be issued under the employee Deferred Compensation Plan.
(5)	Includes 68,300 shares which may be acquired within 60 days upon exercise of outstanding stock options.
(6)	Includes 20,000 shares which may be acquired within 60 days upon exercise of outstanding stock options and 7,677 shares which are to be issued under the Company’s director deferred fee and stock grant plans.

(7)	Includes 18,000 shares which may be acquired within 60 days upon exercise of outstanding stock options and 23,569 shares which are to be issued under the Company’s director deferred fee and stock grant plans.

(8)	Includes 15,000 shares which may be acquired within 60 days upon exercise of outstanding stock options and 21,279 shares which are to be issued under the Company’s director deferred fee and stock grant plans.

(9)	Includes 1,000 shares that Mr. Vereen holds as trustee; 18,000 shares which may be acquired within 60 days upon exercise of outstanding stock options; and 4,848 shares which are to be issued under the Company’s director stock grant plan.

(10)	Includes 16,667 shares which may be acquired within 60 days upon exercise of outstanding stock options.
(11)	Includes 26,175 shares which may be acquired within 60 days upon exercise of outstanding stock options.
(12)	Includes 15,000 shares which may be acquired within 60 days upon exercise of outstanding stock options and 10,107 shares which are to be issued under the Company’s director deferred fee and stock grant plans.

(13)	Includes 16,000 shares which may be acquired within 60 days upon exercise of outstanding stock options and 4,848 shares which are to be issued under the Company’s director stock grant plan.
(14)	Includes 80,767 shares which may be acquired within 60 days upon exercise of outstanding options.
(15)	Includes 707,150 shares which may be acquired within 60 days upon exercise of outstanding stock options; 3,240 shares which are to be issued under the Company’s employee Deferred Compensation Plan; and 77,176 shares which are to be issued under the Company’s director deferred fee and stock grant plans.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations made by directors and executive officers that no other reports were required during the fiscal year ended April 30,2002, we believe that all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than ten percent beneficial owners were complied with.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     There are presently nine members of the Board of Directors. The Board is divided into three classes, currently consisting of three directors each. Each class of directors is elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

     The terms of three directors are expiring at the meeting and the Board has nominated Messrs. A. Robert Towbin and David J. Logan, and Ms. Carole F. St. Mark, each of whom is currently serving as a director of the Company, as nominees for re-election to the Board. If elected, the term of the Board’s nominees will expire at the 2005 annual meeting and until their successors are duly elected and qualified.

     A director receiving a plurality of the votes cast, in person or by proxy, at the meeting will be elected. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the meeting for the purpose of electing a director.

     Unless you indicate on your proxy card that your vote should be withheld from any or all of the nominees, your proxy will be voted for the election of the named directors.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

     You may not cumulate your votes in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors.

     We expect each nominee for election as a director to be able to serve, if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

Nominees for Election as Directors at the 2002 Annual Meeting

A. Robert Towbin
Age 67
Director Since 1992

Mr. Towbin has been Managing Director of Stephens Inc., an investment banking firm, since November 2001. Mr. Towbin was formerly Co-Chairman of C.E. Unterberg, Towbin, an investment banking firm, from 2000 to 2001 and was Senior Managing Director of C.E. Unterberg, Towbin from 1995 to 1999. Mr. Towbin was President and CEO of the Russian-American Enterprise Fund, owned by the U.S. government, from 1994 to 1995, later serving as Vice Chairman of the U.S. Russia Investment Fund. He was a Managing Director of Lehman Brothers and Co-Head, High Technology Investment Banking from 1987 until 1994. Mr. Towbin serves on the Boards of Globalstar Telecommunications Ltd., Globecomm Systems Inc., and K&F

Industries, Inc. He is a member of our Board’s Nominating and Corporate Governance and Business Development Committees.

David J. Logan
Age 69
Director Since 1996

Mr. Logan is an independent technical consultant to the Company. He served as Senior Vice President, Engineering of the Company and President of our subsidiary, Gerber Scientific Products, Inc., until his retirement in 1990. He also served as a director of the Company from 1988 to 1990. Mr. Logan is a member of our Board’s Business Development Committee.

Carole F. St. Mark
Age 59
Director Since 1997

Ms. St. Mark is the founder and President of Growth Management LLC, a business development and strategic management company. Prior to her association with Growth Management LLC, Ms. St. Mark was employed by Pitney Bowes, Inc., a provider of office equipment and services, for eighteen years (from 1980 to 1997), serving in a series of senior positions including President and Chief Operating Officer of Pitney Bowes Business Service. She serves on the Board of Directors of Polaroid Corporation and Royal and Sun Alliance Insurance Group, PLC. Ms. St. Mark is Chair of our Board’s Business Development Committee, and a member of our Board’s Nominating and Corporate Governance, Management Development and Compensation, and Audit and Finance Committees.

Directors whose terms expire in 2003

George M. Gentile
Age 67
Director Since 1989

Mr. Gentile has been Chairman of our Board since November 29, 2001. Mr. Gentile also served as Chairman of our Board from 1996-1998. Mr. Gentile was our Chief Executive Officer from August 1996 to June 1998, and Senior Vice President, Finance from 1977 to 1996. Mr. Gentile served in key financial and management positions in the Company from 1963 until his retirement in 1998.

David J. Gerber
Age 41
Director Since 1992

Mr. Gerber has been our Vice President, Business Development and Technology Strategy since 1998. Mr. Gerber is a Management Fellow at the School of Management, Yale University. Mr. Gerber was our Director of New Business Development and Technology Strategy from 1996 to 1998 and an attorney in our Legal Department from 1989 to 1996, serving as Corporate Secretary from 1995 to 1996. He is a member of our Board’s Business Development Committee.

Donald P. Aiken
Age 58
Director Since 1997

Mr. Aiken has served as President of ABB, Inc., a provider of power and automation technology products and systems to the industrial and utility markets, since February 2001. From July 1999 until February 2001, he was an independent consultant. From October 1998 until July 1999 Mr. Aiken served first as President of BICC Brand-Rex and later as Executive Vice President and General Manager of Electrical Cables BICC General, Inc., the successor to BICC Brand-REX. BICC General is a supplier of cable products to the industrial, military, aerospace and telecommunications markets. From mid-1997 until October 1998 Mr. Akin served as President of ABB Industrial Systems, Inc. (a provider of automation products and services to the process industries). He is a member of our Board’s Management Development and Compensation, Nominating and Corporate Governance, Audit and Finance and Business Development Committees.

Directors whose terms expire in 2004

Edward E. Hood, Jr.
Age 71
Director Since 1994

Mr. Hood served as the Vice Chairman of General Electric Company (Fairfield, Connecticut) from 1979 to 1993. Mr. Hood serves on the Board of Lincoln Electric Co. He is Chair of our Board’s Nominating and Corporate Governance and Management Development and Compensation Committees, and a member of the Audit and Finance Committee.

William Jerome Vereen
Age 61
Director Since 1994

Mr. Vereen is Chairman, President, and Chief Executive Officer of Riverside Manufacturing Company, Riverside Manufacturing Company (Ireland) Ltd. and Riverside Uniform Rentals and their subsidiaries. These companies are primarily engaged in manufacturing and selling business apparel to corporations worldwide, and, in the case of Riverside Uniform Rentals, renting and cleaning uniforms for corporations in several states. Mr. Vereen serves on the Board of Georgia Power Company and on the Advisory Board of Bank America of Georgia N.A., Southern Region. He is Chair of our Board’s Audit and Finance Committee and a member of the Nominating and Corporate Governance and Management Development and Compensation Committees.

Marc T. Giles
Age 46
Director Since 2001

Mr. Giles has served as our President and Chief Executive Officer since November 2001. Mr. Giles began his career with the Company in November 2000 when he accepted the position as President of Gerber Technology, Inc. At that time, he was also appointed a Senior Vice President of the Company. Prior to joining us, Mr. Giles spent twelve years with FMC Corp., a producer of machinery and chemicals for industry and agriculture, where he served in a number of senior positions in sales and marketing management, strategy development, mergers and acquisitions, and general management. Mr. Giles serves on the Board of Directors of the Greater Hartford Chapter of the American Red Cross.

Relationships

     No director nominee is related to any continuing director; no continuing director is related to any other continuing director; and no director nominee or continuing director is related to any current executive officer of the Company or its subsidiaries. There is no arrangement or understanding between any director nominee and any other person pursuant to which he or she was selected as a nominee.

Nomination of Directors

     Any shareholder wishing to nominate other persons for director of the Company may do so by giving the Secretary of the Company written notice no later than ten days following the mailing of this proxy statement or the public notice of the date of the shareholders’ annual meeting. The notice must include the full name, age, business and residence address, principal occupation or employment of the nominee, the number of shares of the Company’s common stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, and the nominee’s written consent to the nomination and to serve, if elected.

Compensation of Directors

     The Company compensates only those directors who are not current employees of the Company for service on the Board of Directors. Prior to the termination of the Non-Employee Director Stock Option Plan in August 2002, non-employee directors could choose to receive all or a part of their retainer and fees in shares of the Company’s common stock.

     Annual Retainer

•	$20,000 annual fee paid on a quarterly basis.

     Meeting Fees

•	$1,000 for each Board meeting attended.

•	$1,000 for each committee meeting attended, if a member of the committee.

•	$2,000 for each committee meeting attended, if chair of the committee.

Action by written consent is not considered attendance at a meeting for purposes of meeting fees payable to directors.

     Annual Stock Option Grants

     Options granted on May 1 to purchase 3,000 shares of the Company’s common stock in accordance with the terms of the Non-Employee Director Stock Option Plan, approved by the shareholders in 1992. This ten-year plan expired on August 19, 2002 and no further options will be awarded under this Plan.

     Annual Equity Grants

     Grant of the Company’s common stock equal to $15,000 per year, credited quarterly on the last business day of each calendar quarter using the fair market value of the common stock on such dates, and deferred until Board membership ends, at which time the accounts will be paid out in shares of common stock.

     Deferrals

     Directors may elect to defer all or part of their annual retainer fees and meeting fees until a future time selected by the director. Until the termination of the Company’s Non-Employee Director Stock Option Plan in August 2002, a director could choose to have the deferral held in cash or in the Company’s common stock. Cash deferrals are credited with interest at market rates. Fees deferred in the form of shares of the Company’s common stock are credited with any dividends paid on the shares credited to their account.

Committees of the Board

     Nominating and Corporate Governance Committee

     The recently established Nominating and Corporate Governance Committee consists of Ms. St. Mark and Messrs. Aiken, Towbin, Hood and Vereen. The Nominating and Corporate Governance Committee develops and recommends to the Board:

(i)	standards of corporate governance, including matters such as director independence and policies and practices of the Company to assure full compliance with applicable laws;
(ii)	structure and composition of the Board and its committees, including evaluation of the Board and individual directors; and
(iii)	compensation and benefits for non-employee directors.

In addition, one of the key responsibilities of the Nominating and Corporate Governance Committee is the identification and screening of candidates to be recommended to fill vacancies on the Board of Directors. The Committee is scheduled to hold its first meeting in September, 2002.

     Audit and Finance Committee

     The Audit and Finance Committee, consisting of Messrs. Vereen (Chair), Aiken and Hood, and Ms. St. Mark, met five (5) times in fiscal year 2002. The Audit and Finance Committee serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems and reviews the audit efforts of the Company’s independent accountants and the persons responsible for the internal auditing functions.

     Management Development and Compensation Committee

     The Management Development and Compensation Committee, consisting of Mr. Hood (Chair), Mr. Aiken, Ms. St. Mark and Mr. Vereen, met nine (9) times in fiscal year 2002. This Committee is responsible for establishing annual and long-term performance goals for our Chief Executive Officer and other executive officers, as well as establishing salaries and other compensation to be paid to our executive officers. This Committee determines the terms and conditions of all bonus and stock option plans, establishes and administers performance goals and other criteria for payment of any compensation to our executive officers; amends the Company’s employee stock option plans, subject to shareholder approval if required; and may recommend to our Board of Directors training and other development of the Company’s management personnel.

     Business Development Committee

     The Business Development Committee consists of Ms. St. Mark, (Chair) and Messrs. Aiken, Towbin, Logan and Gerber. The Committee did not meet in fiscal year 2002. This Committee evaluates the opportunities presented by Company management to develop existing and new business for the Company.

Meetings of the Board of Directors

     The Board of Directors met nineteen times and acted by unanimous written consent on two occasions during the 2002 fiscal year. All of the directors attended seventy-five percent or more of the Board and their respective Committee meetings.

Compensation Committee Interlocks and Insider Participation

     The members of the Management Development and Compensation Committee of the Board as of the 2002 fiscal year end were Mr. Hood, Mr. Aiken, Ms. St. Mark and Mr. Vereen. None of the members of the Committee during fiscal 2002 had at any time been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Management Development and Compensation Committee during fiscal 2002.

Certain Relationships and Related Transactions

     Except as stated in this section, there is no significant business relationship between the Company and any company with which any of our directors is affiliated.

     For fiscal year 2002, David J. Logan received consulting fees from the Company of $135,000, plus incidental expenses.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
AMONG THE COMPANY, THE S&P SMALLCAP 600 INDEX AND THE DOW JONES
ADVANCED INDUSTRIAL EQUIPMENT INDEX

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company’s common stock, the S&P SmallCap 600 Index and the Dow Jones Advanced Industrial Equipment Index, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

Performance Graph

Cumulative Total Return
Based on Reinvestment of $100 Beginning on April 30, 1997
Assuming Reinvestment of Dividends

[Performance Graph appears here.]

	Apr-97	Apr-98	Apr-99	Apr-00	Apr-01	Apr-02

Gerber Scientific, Inc.	$100	$157	$118	$88	$46	$29
S&P SmallCap 600 Index	$100	$147	$126	$152	$164	$191
Dow Jones Advanced Industrial Equipment Index	$100	$113	$117	$199	$101	$68

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is composed solely of Directors who are not current or former employees of the Company. The Committee’s principal functions are to:

•	establish base salary levels for the Company’s executive officers, including those named in the Summary Compensation Table;

•	determine the terms and conditions of incentive bonuses;

•	make stock plan awards; and

•	administer the Company’s stock option and executive bonus plans.

In addition, the Committee periodically reviews the benefit plans of the Company. Recommendations of the Committee with respect to benefit plans are subject to the approval of the full Board of Directors of the Company. In fiscal year 2002, the Committee met (in person or by telephone) on nine occasions and acted by written consent on one occasion.

     The Company’s basic executive compensation philosophy continues to emphasize three principles:

(1)	provide a competitive executive compensation package that enables the Company to attract and retain talented executives whose abilities are critical to the long-term success of the Company;
(2)	maintain a portion of an executive’s total compensation at risk, with payment of that portion tied to the annual profitability of the Company or of the subsidiary for which the executive is primarily responsible; and

(3)	align the financial interests of executives with long-term total shareholder return, particularly through the accumulation of Company shareholdings by each executive.

     In making its determinations, the Committee has been assisted by recommendations from Frederic W. Cook & Co., compensation consultants, and utilizes national surveys to provide information on competitive compensation levels.

Base Salary Compensation

     The base salary component of total compensation is primarily designed to attract, motivate, reward and retain highly skilled executives and to compensate executives competitively within the Company’s industries and the marketplace. In establishing and reviewing, on an annual basis, the base salaries of executive officers, the Committee evaluates each executive’s salary history, scope of responsibility at the Company, prior experience, past performance for the Company, expected contribution to the Company’s future success and recommendations from management. The Committee also takes into consideration the salaries for similar positions at comparable companies in the Company’s industries, and the position of each executive officer’s base pay relative to the total compensation package, including cash incentives and long-term stock based incentives. In making its salary decisions, the Committee exercises its discretion and judgment based upon these factors. No specific formula is applied to determine the weight of each factor.

     In fiscal year 2002, due to business conditions, the Committee imposed a general deferral of increases in the salaries of the executive officers. Exceptions to the deferral were made for certain executive officers who received increases due to promotions and expanded responsibilities.

Executive Annual Incentive Bonus Plan

     The Gerber Scientific, Inc. 2000 – 2004 Executive Annual Incentive Bonus Plan (the “Bonus Plan”) recognizes the performance of executive officers who contribute to the success of the Company. Under the Bonus Plan, approved by shareholders in 1999, target incentives are established for each executive officer, such incentives being tied to the median of bonus compensation paid to executives of “peer” companies. From 0% to 200% of the target may be earned, resulting in potential bonuses that are at or above the 75th percentile versus the peers. Certain executive officers may elect to direct up to 50% of their bonuses toward the purchase of the Company’s common stock at the then current market price. Executives who make this election receive restricted stock awards equal to one-third of the number of shares purchased. The goals established by the Committee for fiscal year 2002 were based on earnings before interest and taxes and cash flow at the corporate and subsidiary levels. Bonuses paid to the Named Executive Officers under the Bonus Plan for fiscal year 2002 are set forth in the Summary Compensation Table of this proxy statement.

Long-Term Incentive Plan

     Prior to the expiration of the Gerber Scientific, Inc. 1992 Employee Stock Plan (the “Stock Plan”) on August 19, 2002, executive officers and key employees of the Company were eligible for stock option grants under the Stock Plan. Options which were granted under the Stock Plan have ten-year terms and become exercisable in three equal annual installments, one, two, and three years after being granted, respectively. Grants to executive officers were generally determined by the level of responsibilities and the performance of the executive officers. In addition, the Stock Plan provided for the award of restricted stock. Option grants and restricted stock awards made to the Named Executive Officers by the Committee in fiscal year 2002 are set forth in the table under the caption “Executive Compensation” within this proxy statement.

Change in Control

     Certain of the executive officers, at the corporate and subsidiary level, have entered into change in control agreements, designed to assure continued management of the Company in circumstances where a change in control of the Company or one of its subsidiaries occurs. These change in control agreements are described in this proxy statement under the caption “Executive Employment and Change in Control Agreements and Arrangements.” In fiscal year 2002, the Committee approved limiting change in control agreements to senior management at the corporate level and authorized the termination of all subsidiary change in control agreements. The Company notified those executives no longer eligible to participate. Their change in control agreements expire on April 30, 2003. The Committee receives updates on change in control matters at each meeting.

Executive Severance Policy

     The Committee modified the existing severance policy for senior officers of the Company to, among other things, limit participation to senior management at the corporate level and reduce the severance period for covered officers. The new severance policy becomes effective October 1, 2002. (The severance policy is described in this proxy statement under the caption “Benefit Plans.”) The Committee receives periodic updates on severance matters.

Compensation of the Chief Executive Officer

     Until November 29, 2001, Michael J. Cheshire served as Chairman and Chief Executive Officer of the Company. During fiscal year 2002, his salary was not increased, nor were options granted to him. Mr. Cheshire’s severance agreement is described in this proxy statement under the caption “Executive Employment and Change in Control Agreements and Arrangements.”

     Marc T. Giles was appointed President and Chief Executive Officer of the Company by the Board of Directors on November 29, 2001. Mr. Giles joined the Company in November 2000 as a Senior Vice President and as President of Gerber Technology, Inc. (“GT”). Upon his appointment as Chief Executive Officer of the Company, the Committee set his base salary at $345,000 and awarded him options to purchase 50,000 shares of the Company’s common stock under the Stock Plan. He was concurrently issued a change in control agreement. In accordance with the terms of the Bonus Plan and his letter agreement with the Company, Mr. Giles’ fiscal year 2002 bonus amounts payable were based on his regular wages paid and applicable target bonus potential at each Gerber company where he was employed. For fiscal year 2002, no bonus payment was earned at the corporate level under the Bonus Plan; Mr. Giles’ bonus payment earned at GT under the Bonus Plan is reflected in the Summary Compensation Table of this proxy statement. Mr. Giles retains the titles of President and Chief Executive Officer of GT.

Tax Limitation

     Under the federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The Committee makes all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation, unless it is determined that such compliance in given circumstances would not be in the best interests of the Company and its shareholders. The Committee believes that all compensation paid or granted in fiscal year 2002 is fully deductible.

Management Development and Compensation Committee

Edward E. Hood, Jr., Chairman Donald P. Aiken Carole F. St. Mark William Jerome Vereen

August 22, 2002

EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during fiscal 2002, 2001 and 2000 by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company in fiscal 2002 other than the Chief Executive Officer (the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compen- sation ($)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#) (3)	Long-Term Incentive Plan ($) (4)	All Other Compen- sation ($) (5)

Marc T. Giles (6)	2002	$303,239	$212,823	$—	$—	50,000	$—	$7,029
President and Chief Executive Officer President, Gerber Technology, Inc.	2001	$108,942	$168,750	$147,136	$70,625	50,000	$—	$1,200

Michael J. Cheshire (7)	2002	$317,836	$171,875	$—	$—	—	$—	$285,010
Chairman, President and	2001	$550,000	—	$—	$—	100,000	$1,400	$1,400
Chief Executive Officer	2000	$519,807	$234,135	$—	$—	90,000	$1,400	$1,400

Shawn M. Harrington (8)	2002	$252,481	$258,561	$—	$93,400	45,000	$—	$1,200
Senior Vice President and	2001	$244,000	$29,036	$—	$—	19,500	$—	$1,400
Chief Financial Officer	2000	$234,338	$128,320	$—	$8,565	16,800	$—	$1,400

Bernard J. Demko (9)	2002	$215,000	$166,389	$—	$84,940	20,000	$—	$1,200
Senior Vice President,	2001	$205,269	$53,750	$—	$—	25,000	$—	$1,400
Gerber Scientific, Inc.	2000	$184,762	$54,490	$—	$—	12,500	$—	$1,400
Executive Vice President and Chief Operating Officer, Gerber Technology, Inc.

Richard F. Treacy, Jr.	2002	$212,000	$50,000	$—	$—	20,000	$—	$1,200
Senior Vice President,	2001	$212,000	$—	$—	$—	23,000	$—	$1,400
General Counsel and Secretary	2000	$204,084	$60,366	$—	$22,310	10,100	$—	$1,400

John R. Hancock (11)	2002	$180,303	$117,476	$—	$—	$25,525	$—	$1,200
Senior Vice President	2001	$185,000	$13,320	$—	$—	6,500	$—	$1,400
President, Gerber	2000	$178,846	$56,790	$—	$—	—	$—	$1,400
Coburn Optical, Inc.

(1)	In fiscal 2002, 2001 and 2000, the Named Executive Officers could elect to receive up to 50 percent of their bonus in the form of Gerber Scientific, Inc. common stock in lieu of cash. See footnote (2) below regarding restricted stock holdings in connection with this election. The fiscal 2002 amounts set forth in this column are estimates and have not been paid to the listed Named Executive Officers. Under the terms of the Company’s Bonus Plan, no bonus amounts are payable until the Management Development and Compensation Committee certifies that the pre-established performance goal(s) have been attained and that all other material terms of the Bonus Plan have been satisfied.

(2)	As of April 30,2002, aggregate restricted stock holdings and their year-end values were as follows: Marc T. Giles, 10,000 shares valued at $45,000; Shawn M. Harrington, 10,492 shares valued at $47,214; Bernard J. Demko, 9,000 shares valued at $40,500; and Richard F. Treacy, Jr., 323 shares valued at $1,454. The Company grants to the Named Executive Officers and others who purchase the common stock of the Company with their bonuses, restricted shares equal in value to one-third of the bonus amount received in Company common stock (before tax withholdings). Restricted stock under the bonus plans vests in equal installments at each of the three anniversary dates following the grant date, provided that the portion of the original stock purchased is still held by the executive. Restricted stock under the 1992 Employee Stock Plan vests in equal installments at each of the three anniversary dates following the grant date or vests all at once as of the third anniversary date. Awards reported in this column are as follows: Shawn M. Harrington, 739 shares in fiscal 2000 and 10,000 shares in fiscal 2002; Bernard J. Demko, 9,000 shares in fiscal 2002; and Richard F. Treacy, Jr., 970 shares in fiscal 2000. All restrictions on restricted stock lapse in the event of death, permanent disability, retirement, or upon a change in control. Holders of restricted stock are entitled to dividends, when authorized by the Company’s Board of Directors, and to direct the voting of such restricted shares.

(3)	The securities underlying the options are shares of the Company’s common stock. The Company does not grant stock appreciation rights.
(4)	There were no long-term incentive plan payouts in fiscal 2002, 2001 or 2000.
(5)	Each of the Named Executive Officers received $1,200 in matching contributions per calendar year under the Company’s 401(k) defined contribution plan in fiscal 2002, 2001 and 2000, if then employed by the Company. Also, each executive received $200 as a holiday bonus in fiscal 2001 and 2000, if eligible.

(6)	Marc T. Giles was appointed President and Chief Executive Officer and a director of the Company on November 29, 2001. Mr. Giles was hired as President, Gerber Technology, effective November 29, 2000 and currently also retains that title. The Company made payments to Mr. Giles for taxes associated with reimbursed relocation expenses in fiscal 2002 of $5,829.

(7)	Michael J. Cheshire resigned as Chairman, President and Chief Executive Officer of the Company effective November 29, 2001. Severance and related payments made to Mr. Chesire in fiscal 2002 amounted to $283,810.

(8)	Shawn M. Harrington was appointed Chief Financial Officer and Principal Accounting Officer of the Company, and Chief Executive Officer of Gerber Coburn Optical, Inc., on November 29, 2001. Prior to these appointments, Mr. Harrington was President of Gerber Coburn Optical, Inc.

(9)	Bernard J. Demko was appointed a Senior Vice President of the Company effective December 7, 2001.
(10)	Richard F. Treacy, Jr. was paid a discretionary incentive bonus of $50,000 in fiscal 2002.
(11)	John R. Hancock was appointed President, Gerber Coburn Optical, Inc. and a Senior Vice President of the Company on December 7, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Price
					Appreciation for
	Individual Grants				Option Term

	Number of	% of Total Options
	Securities	Granted to	Exercise or Base
	Underlying Options	Employees in Fiscal	Price (2) ($ per
Name	Granted (#)(1)	Year	share)	Expiration Date	5% (3)	10% (3)

Marc T. Giles	50,000	7.0%	$9.34	12/06/2011	$294,000	$744,000
Shawn M. Harrington	25,000	3.5%	$7.20	05/03/2011	113,000	287,000
	20,000	2.8%	$9.34	12/06/2011	117,000	298,000
Bernard J. Demko	20,000	2.8%	$9.34	12/06/2011	117,000	298,000
Richard F. Treacy, Jr.	20,000	2.8%	$9.34	12/06/2011	117,000	298,000
John R. Hancock	5,525	0.8%	$7.20	05/03/2011	25,000	63,000
	20,000	2.8%	$9.25	12/09/2011	116,000	295,000

(1)	These options, granted under the Company’s 1992 Employee Stock Plan (which expired on August 19, 2002), vest in three annual installments beginning one year from the date of grant, subject to accelerated vesting in certain circumstances. The grant agreements for these options includes the grant of reload options upon the exercise or partial exercise of the original option. The reload options are granted when the executive exercises an initial stock option grant within five years from the grant date and elects to receive and hold the gain in the transaction in shares of the Company’s common stock. This is accomplished in a broker-assisted “cashless exercise” transaction. Each option that is used up in a cashless exercise transaction will be replaced by another option (the reload option) at the then current market price and for the balance of the initial ten year option term period. Vesting of reload options is contingent upon the executive holding the related shares from the initial cashless exercise for three years.

(2)	These stock options were granted at the fair market value of the common stock on the date of grant.
(3)	Under Securities and Exchange Commission rules, the last two columns of the above table show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price, respectively. This method of valuation is hypothetical; if the stock price does not increase above the exercise price, the compensation to the Named Executive Officer will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over a period representative of the grants listed above, the gain based on 5% annual appreciation would be approximately $130 million and the gain based on 10% annual appreciation would be approximately $329 million. The potential gain related to the options granted to the Named Executive Officers above represents approximately 0.7% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company’s common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company’s stock price.

FISCAL YEAR END OPTION VALUES

     The following table sets forth as to each of the Named Executive Officers: (a) the number of exercisable and unexercisable options held on April 30, 2002, the last day of fiscal year 2002; and (b) the value of such options at April 30, 2002 (based on the closing price of $4.50 on April 30, 2002). The number of options set forth corresponds to the number of shares to which they relate. None of the named individuals exercised any options during fiscal year 2002.

	Number of Securities
	Underlying Unexercised
	Options at Fiscal		Value of Unexercised In-The-Money
	Year-End (#)		Options at Fiscal Year-end ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Marc T. Giles	16,667	83,333	—	—
Michael J. Cheshire	—	—	—	—
Shawn M. Harrington	75,807	63,600	—	—
Bernard J. Demko	59,967	40,833	—	—
Richard F. Treacy, Jr.	80,767	30,333	—	—
John R. Hancock	22,167	29,858	—	—

(1)	All stock options are granted at the fair market value of the common stock on the date of grant. The stock option exercise prices for options outstanding ranged from $7.06 to $28.25. The closing price of the Company’s common stock on April 30, 2002, was $4.50 and no options were “in-the-money” on that date.

BENEFIT PLANS

Pension Plans

     The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the “Pension Plan”), and a supplemental pension benefit plan, the Gerber Scientific, Inc. and Participating Subsidiaries Supplemental Pension Benefit Plan (the “Supplemental Plan”), covering domestic employees. Effective May 1, 1995, retirement benefits under the Pension Plan are based on an employee’s months of service and average annual compensation during the employee’s five consecutive highest-paid years in the last ten calendar years of service. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on Form W-2, and certain pre-tax elective contributions but excludes fringe benefits (cash and non-cash), including compensation related to stock option plans which is reported in the Summary Compensation Table in this proxy statement and certain other benefits and payments. The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits which may be payable from the Pension Plan. Retirement benefits in excess of these limitations and certain other supplemental retirement benefits are provided under the Company’s Supplemental Plan, which is a non-qualified arrangement.

     The following table shows the estimated annual benefits payable to a participant attaining age 65 in 2002 under the Pension Plan and the Supplemental Plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the five-year averaging period, and uses a four and one-half percent per year salary progression to determine five-year average compensation. The benefits shown in the table are formula benefits, which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor’s benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and service at retirement.

Estimated Annual Retirement Benefit by Years of Service

	Years of Service

Compensation	15	20	25	30	35	40

175,000	31,112	41,482	51,853	62,244	74,286	86,328
200,000	36,273	48,364	60,455	72,565	86,328	100,091
300,000	56,917	75,889	94,861	113,853	134,497	155,141
400,000	77,560	103,414	129,267	155,141	182,666	210,191
500,000	98,204	130,939	163,674	196,429	230,835	265,242
600,000	118,848	158,464	198,080	237,716	279,004	320,292
700,000	139,492	185,989	232,487	279,004	327,173	375,342
800,000	160,136	213,515	266,893	320,292	375,342	430,392
900,000	180,780	241,040	301,300	361,580	423,511	485,443
1,000,000	210,424	268,565	335,706	402,867	471,680	540,493

     As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the Company’s Named Executive Officers in the Summary Compensation Table would be as follows:

Name of Executive Officer	Years of Service Credited

Marc T. Giles	21
Richard F. Treacy, Jr.	23
Shawn M. Harrington	35
Barnard J. Demko	39
John R. Hancock	18
Michael J. Cheshire	5

     The current compensation covered by the plans for the Named Executive Officers does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table.

Severance Policy

     In 1999, the Management Development and Compensation Committee (the “Committee”) adopted and, effective October 1, 2002, amended and restated the Severance Policy for Senior

Officers of Gerber Scientific, Inc. (the “Severance Policy”). The Severance Policy sets forth payments and other benefits to be made to senior executive officers of the Company and its subsidiaries, including each of the current executive officers named in the Summary Compensation Table, in the event his or her employment is terminated by the Company (or the employing subsidiary) “without cause” as defined in the Severance Policy.

     Under the Severance Policy, senior executives who are covered by the Severance Policy who are terminated “without cause” are entitled to receive:

•	a pro rata portion of the bonus they would have received under the Bonus Plan had they continued to be employed through the end of the fiscal year; and

•	their base salary for a designated severance period.

The severance period is sixteen months for the Chief Executive Officer and twelve months for Senior Vice Presidents. Lesser time periods are applicable for other covered officers. The Severance Policy provides for reduced benefits if at any time during the severance period a covered officer obtains full-time employment with a business that is not competitive with the Company. All such benefits are subject to forfeiture under certain circumstances.

     401(k) Plan

     The Company’s 401(k) deferred compensation plan (the “401(k) Plan”) covers domestic employees. Under the 401(k) Plan, participating employees may contribute from two percent to fifteen percent of their eligible pay on a “pre-tax” basis, subject to a calendar year limitation of $10,500 in 2000 and 2001 and $11,000 in 2002, plus up to ten percent of their eligible pay on an “after-tax” basis. The Company matches fifty percent of the first six percent of a participant’s pre-tax contribution, up to a maximum annual Company contribution of $1,200 per participant.

Deferred Compensation Plan

     In 1998, the Company established the Gerber Scientific, Inc. and Participating Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”) which allowed certain highly compensated employees who reached the maximum qualified pre-tax deferral amount under the 401(k) Plan to defer an additional portion of their eligible pay under the Deferred Compensation Plan. The Deferred Compensation Plan was discontinued in July 2002.

Executive Annual Incentive Bonus Plan

     The 2000-2004 Executive Annual Incentive Bonus Plan (the “Bonus Plan”), approved by shareholders in 1999, provides for annual incentive bonus payments to be made to corporate officers, including the current officers of the Company named in the Summary Compensation Table, and other executives designated by the Management Development and Compensation Committee (the “Committee”) upon the achievement, or degree of achievement, of pre-established performance goals which are linked to the financial performance of the Company and its subsidiaries. The performance goals are established by the Committee each fiscal year from a number of financial objectives defined in the Bonus Plan, including return on assets, net income, cash flow, earnings before interest and taxes, and earnings per share.

     The target bonus potential for each fiscal year is fixed by the Committee as a percentage of the participant’s regular salary at the close of the fiscal year. Newly hired executives who are designated as participants in the Bonus Plan share pro-rata in the Bonus Plan, provided they are employees of the Company or a designated subsidiary for at least two months during the fiscal year. The Committee has established that for fiscal year 2003 the target bonus potential for the Chief Executive Officer is seventy-five percent of salary, and the target bonus potential for the other Named Executive Officers is fifty percent of base salary.

     The maximum cash bonus payable to any designated executive is two times the target bonus potential. The cash bonus amount payable to participants in the Bonus Plan is determined by the degree of achievement of the performance goal(s) applicable to either the Company or a designated subsidiary where the executive is employed. The Bonus Plan permits certain participants to elect to purchase the Company’s common stock, at the prevailing market price, with up to fifty percent of the participant’s cash bonus, less applicable withholding taxes. The participant is, in return, granted restricted shares of the Company’s common stock in an amount equal in value to one-third of the bonus amount elected to be taken in stock. The restricted stock vests one-third each year over a three-year period provided the participant remains in the employ of the Company or a subsidiary and continues to hold the underlying bonus stock for the entire vesting period. If the participant disposes of any or all of the bonus stock during the three-year vesting period, a proportional amount of any unvested restricted stock is forfeited.

     Payment of any cash bonus under the Bonus Plan is conditional upon the participant’s continued employment by the Company through the last day of the fiscal year. The Bonus Plan is administered by the Committee, which is authorized to interpret and administer the Plan, and to make amendments or to terminate the Plan. However, any material amendments require shareholder approval.

     Under the Bonus Plan, 375,000 shares of the Company’s common stock have been reserved for bonus stock awards and 125,000 shares of the Company’s common stock have been reserved for restricted stock grants under the Bonus Plan.

EXECUTIVE EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS AND
ARRANGEMENTS

     The agreements summarized below (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company’s periodic filings. The summaries do not purport to be complete and are qualified in their entirety by reference to such agreements.

     Agreement with Michael J. Cheshire. Effective November 29, 2001, Michael J. Cheshire resigned as a member of the Board of Directors, President, as Chief Executive Officer and Chief Operating Officer of, and all other positions with, the Company and its affiliates. In connection with Mr. Cheshire’s resignation, he and the Company entered into an agreement under which the

Company agreed to pay him the amounts and benefits that he would have been entitled to under the Severance Policy for Senior Officers of the Company then in effect had his employment with the Company been terminated by the Company without “cause.” The total amount to be paid to Mr. Cheshire under the agreement is $1,925,000, payable over a two-year period following the date of his resignation. The Company is also required to provide Mr. Cheshire with health insurance and $1.1 million in life insurance for the same two-year period.

     Arrangement with George M. Gentile. On November 29, 2001, the Board of Directors appointed George M. Gentile as Chairman of the Board. Mr. Gentile abstained from the Board’s vote with respect to his appointment. In this non-executive position, Mr. Gentile receives a fee of $12,500 per month for as long as he serves as Chairman. In addition, Mr. Gentile receives compensation as a non-employee director of the Company.

     Upon his appointment as Chairman, Mr. Gentile was also granted an option to purchase 50,000 shares of the Company’s common stock at $9.34 per share (the closing price of the stock on the New York Stock Exchange on December 7, 2001, the date his appointment was memorialized in writing). This option is exercisable on and after the earlier of November 28, 2002 or upon a “change in control” of the Company, as that term is defined in the Company’s 1992 Employee Stock Plan. The option will expire on December 6, 2011, or earlier if Mr. Gentile is removed from the Board for cause or if he ceases to be a member of the Board prior to November 28, 2002, for any reason other than death, disability or a change in control of the Company. The option will also expire five years after Mr. Gentile ceases to be a member of the Board if it has not terminated earlier.

     Agreement with Marc T. Giles. On November 29, 2001, the Board appointed Marc T. Giles as President and Chief Executive Officer of Gerber Scientific, Inc. and a director of the Company. Mr. Giles retains the title of President and CEO of Gerber Technology, Inc.

     Mr. Giles’ base salary was set at $345,000 per year. Mr. Giles’ bonus target under the Bonus Plan was set at 75% of the base salary. The agreement memorializing Mr. Giles’ appointment provides that his bonus for fiscal year 2002 is calculated as follows:

     –     for the period May 1 through November 30, 2001, the bonus is based on the operating results of Gerber Technology, Inc., with the target being 50% of the pro rata portion of his base salary as of April 30, 2001;

     –     for the period December 1, 2001 through April 30, 2002, the bonus is based on the operating results of Gerber Scientific, Inc., with the target being 75% of the pro rata portion of his base salary as of April 30, 2002.

     Under the agreement, Mr. Giles was also granted options, effective December 7, 2001, to purchase 50,000 shares of the Company’s common stock exercisable at $9.34 per share under the 1992 Employee Stock Plan.

     Agreement with Shawn M. Harrington. On November 29, 2001, the Board appointed Shawn M. Harrington as Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Harrington was also appointed Chief Executive Officer of Gerber Coburn Optical, Inc., effective November 29, 2001.

     Mr. Harrington’s base salary was set at $265,000 per year. His bonus target under the Bonus Plan was set at 50% of his base salary. Mr. Harrington’s bonus for fiscal year 2002 is based on either the Gerber Coburn Optical, Inc. or the Gerber Scientific, Inc. executive bonus results, whichever are higher, and his base salary as of April 30, 2002.

     Effective December 7, 2001, Mr. Harrington was granted options to purchase 20,000 shares of the Company’s common stock, exercisable at $9.34 per share, and received a restricted stock award of 10,000 shares under the Company’s 1992 Employee Stock Plan.

     Agreement with John R. Hancock. On December 7, 2001, John R. Hancock was appointed President of Gerber Coburn Optical, Inc., as well as a Senior Vice President of Gerber Scientific, Inc.

     Mr. Hancock’s base salary was set at $210,000 per year. His bonus target under the Bonus Plan was set at 50% of his base salary. The agreement memorializing Mr. Hancock’s appointment provides that his bonus for fiscal year 2002 is calculated as follows:

•	from May 1, 2001 up to September 3, 2001, the bonus is based on the Gerber Coburn Optical, Inc. results and a pro rata portion of his then base salary and 30% bonus target;

•	from September 3 up to December 10, 2001, the bonus is based on the Gerber Coburn results and a pro rata portion of his base salary, with a 3% bonus target;

•	from December 10, 2001 through April 30, 2002, the bonus is based on 50% of the pro rata portion of his salary as of April 30, 2002.

     Under his agreement, effective December 10, 2001 Mr. Hancock was awarded options to purchase 20,000 shares of the Company’s common stock under the 1992 Employee Stock Plan. The Company also agreed to cover certain relocation expenses.

     Agreement with Bernard J. Demko. Effective September 22, 2000, the Company entered into an employment agreement with Bernard J. Demko under which Mr. Demko became Executive Vice President and Chief Operating Officer of Gerber Technology, Inc. The agreement provides for an annual salary of not less than $215,000 and other benefits. On December 7, 2001, Mr. Demko was appointed a Senior Vice President of Gerber Scientific, Inc.

     Mr. Demko was granted options to purchase 20,000 shares of the Company’s common stock exercisable at $9.34 per share. Mr. Demko also received a restricted stock award of 5,000 shares, vesting in three equal annual installments. The options and restricted stock award were granted under the 1992 Employee Stock Plan.

     Change in Control Agreements

     The Company has entered into change in control agreements with certain designated executives, including each of the current executive officers named in the Summary Compensation Table.

     For purposes of the agreements, the term “change in control” is defined to include certain changes in beneficial ownership of the Company’s common stock, including generally the acquisition by any person or group of persons of the Company’s voting securities representing thirty percent or more of the total number of votes eligible to be cast at any election of directors of the Company. A “change in control” also includes certain business combinations, liquidations, and, under certain circumstances, an event which results in the persons who are then the incumbent directors of the Company ceasing to constitute a majority of the Board.

     The agreements are operative only if a “change in control” occurs and the executive’s employment with the Company is terminated within two years following the change in control or if there are significant changes in the executive’s position with the Company during such period which would allow the executive to leave for “good reason” as defined in the agreements. Under such circumstances, the agreements with the Named Executive Officers provide for:

•	a lump sum payment of a multiple of years of the executive’s annual salary and target bonus;

•	continuation of health and life insurance and other employee welfare benefits provided by the Company;

•	immediate vesting of stock options; and

•	reimbursement of federal excise taxes, if any, resulting from the payment of the benefits under these agreements.

     The multiple for the Chief Executive Officer is three years; for Senior Vice Presidents of the Company, the multiple is two and one-half years; and for Vice Presidents of the Company, the multiple is two years. For other designated executives, the multiple is one year. Corporate officers of the Company who also serve as the President of a subsidiary have a separate change in control agreement with the applicable subsidiary on equivalent terms with respect to a change in ownership of that subsidiary.

PROPOSAL NO. 2
REPEAL CLASSIFIED BOARD

     The New York City Fire Department Pension Fund (the “Fund”), The City of New York Office of the Comptroller, 1 Centre Street, New York, N.Y. 10007-2341 has notified us that it intends to present the following proposal at our annual meeting. The proponent has certified that it owned 4,600 shares of the Company’s common stock as of March 11, 2002. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below.

Shareholder Resolution

     BE IT RESOLVED, that the stockholders of Gerber Scientific, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Board of Directors’ Response

     The Company currently has three classes of directors, with members of each class serving three-year terms. One-third of the directors stands for election each year.

     The Gerber Board believes that this staggered system for electing directors provides stability and ensures that a majority of the Company’s directors at any given time have prior experience as directors of the Company with a solid knowledge of the Company’s business and products as well as product strategy. This benefit is particularly important to a company like Gerber where product development requires major investments to be made over long periods of time.

     Further, we believe that a classified board affords the Company and its shareholders a measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all shareholders. Instead, the classified board would permit the Company time to negotiate with a potential acquirer, to consider alternative proposals, and to assure that the shareholder value is maximized.

     Finally, shareholders should note that the adoption of this proposal would not, of itself, declassify the Board. It is merely a request that the Board take the necessary steps to put it into effect. Under Connecticut law and the Company’s certificate of incorporation, this could only happen upon the Board’s determination that such a measure is advisable and its adoption of the proposed amendment to the certificate of incorporation by a majority of directors. Then the affirmative vote of the holders of at least eighty (80) percent of the voting power of the common stock entitled to vote for the election of directors would be required for the amendment to be effective.

     The Board of Directors has seriously evaluated the changes suggested by this proposal as well as its supporting statement. The Board believes that this proposal is not in the best interest of the Company or its shareholders.

     The Board of Directors recommends that you vote AGAINST this proposal.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

     The Audit and Finance Committee of our Board of Directors (the “Committee”), which currently consists of William Jerome Vereen, Edward E. Hood, Jr., Donald P. Aiken and Carole St. Mark, is governed by its charter. The adequacy of the charter is evaluated annually and the Board of Directors most recently re-approved the charter on August 26, 2002. The charter is published in its entirety as Appendix B to this Proxy Statement. The Sarbanes-Oxley Act of 2002, recently signed into law by President Bush, and proposed changes to the listing standards of the New York Stock Exchange which are currently before the Securities and Exchange Commission for approval, contain provisions that will supersede or supplement the existing policies, procedures and practices of the Committee. The Committee will reconsider its charter in light of these legislative and rule-making developments, intending to comply fully with the Act and any revised listing standards.

     In accordance with the charter, all of the members of the Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which means that they have no relationship to the Company that is deemed by the Board of Directors to interfere with the exercise of their independence from our management. In addition, each member of the Committee is financially literate.

     The Committee, on behalf of the entire Board, oversees the Company’s financial reporting process and system of internal controls, and monitors the independence and performance of the Company’s independent auditors and the Company’s internal auditors. The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States.

     In fulfilling its oversight responsibilities, the Committee:

•	discussed with the Company’s internal and independent auditors, KPMG LLP, the overall scope and plans for their respective audits;

•	met separately in executive session with the Director of Internal Audit and independent auditors to discuss, among other matters, the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting; and

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2002, with management and the Company’s independent auditors.

     The Committee also discussed with KPMG the matters required to be discussed by Statement of Accounting Standards No. 61 (Communication with Audit Committees). SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to a company’s audit committee, including:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report;

•	the auditor’s judgments about the quality, and not just the acceptability, of the company’s accounting principles as applied in its financial reporting; and

•	the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

     KPMG reported to the Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to its retention;

•	there were no material internal control deficiencies that KPMG should report to the Committee; and

•	there were no known misstatements in the Company’s interim reports, as restated.

     The Committee discussed with KPMG KPMG’s independence from management and the Company. In addition, the Committee received from KPMG the written disclosures and the letter required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). In accordance with ISB No. 1, KPMG:

•	disclosed to the Committee all relationships between KPMG and its related entities that in KPMG’s professional judgment may reasonably be thought to bear on independence; and

•	confirmed in the letter that, in its professional judgment, it is independent of the Company.

In concluding that KPMG is independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG (which have consisted solely of advice with respect to matters of taxation and the defense of a now fully resolved offshore employee benefit claim) were compatible with its independence. The Committee also made it clear that KPMG reports directly to the Committee and not to management.

     Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Nonetheless, the Committee believes that it has taken the actions it deems necessary and appropriate to fulfill its oversight responsibilities under its charter. To carry out its responsibilities, the Committee met five (5) times during fiscal 2002.

     In reliance on the reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from KPMG LLP, dated August 26, 2002, the Committee recommended to the Board of Directors that the financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2002 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT AND FINANCE COMMITTEE

William Jerome Vereen (Chair) Edward E. Hood, Jr. Donald P. Aiken Carole St. Mark

INDEPENDENT AUDITORS

     Upon the recommendation of management, the Audit and Finance Committee of the Board of Directors has approved the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending April 30, 2003. KPMG has served as independent auditors for the Company for many years. The audit services rendered to the Company by KPMG during the fiscal year ended April 30, 2002 included examination of the annual financial statements of the Company, reviews of quarterly reports, and consultation on various accounting and tax matters.

     Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from shareholders.

     Audit Fees

     The aggregate fees, both billed and unbilled, for professional services rendered by KPMG LLP for the audit of our Company’s financial statements for the fiscal year ended April 30, 2002, and the limited review of the financial statements included in the Company’s quarterly reporting on Form 10-Q for each of the quarters in the fiscal year ended April 30, 2002, are estimated to be $1,333,000.

\

     Financial Information Systems Design and Implementation Fees

     The aggregate fees billed for financial information systems design and implementation services by KPMG LLP for the fiscal year ended April 30, 2002 were $0.

     All other fees

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other that the services described above, for the fiscal year ended April 30, 2002 were $304,913. These fees primarily related to statutory audit services and tax services performed for international locations.

OTHER BUSINESS

     The Board of Directors and management do not know of any matters to come before the 2002 Annual Meeting of Shareholders of Gerber Scientific, Inc., other than those set forth in the accompanying Notice. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment and in the best interests of the Company.

SHAREHOLDER PROPOSALS FOR 2003 MEETING

     To be included in the proxy statement and form of proxy for the 2003 annual meeting of shareholders, proposals by shareholders must be received no later than April 26, 2003, and must satisfy the conditions established by the SEC. Proposals should be submitted to Corporate Secretary, Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, CT 06074.

     The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the proxy statement for the Company’s annual meeting in 2003, unless the Company receives notice of such proposals prior to June 21, 2003.

By Order of the Board of Directors

/s/ Richard F. Treacy, Jr. Richard F. Treacy, Jr. Secretary

Dated at South Windsor, Connecticut
this 28th day of August, 2002

APPENDIX A

Directions to Corporate Headquarters of Gerber Scientific, Inc.

From New York City and Southern Connecticut

Follow I-95 or Hutchinson River Pkwy/Merritt Pkwy north to I-91. Continue north on 91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right into Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

From Massachusetts

Follow Interstate 90 to Interstate 84. Follow I-84 South/West into Connecticut to Exit 64. Turn left off ramp into Kelly Road. Turn left onto Gerber Road. Follow signs for parking.

From New York State and Western Connecticut

Follow Routes 44/202, 7 or 8 to Interstate 84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

APPENDIX B

Charter of the Audit and Finance Committee
of
The Board of Directors
of
Gerber Scientific, Inc.

As amended on August 26, 2002

PURPOSE

The primary function of the Audit and Finance Committee is to assist the Board of Directors in monitoring the:

•	Integrity of the financial statements of the Company,

•	Compliance with legal and regulatory requirements,

•	Adequacy of internal control systems functioning within the Company, and

•	Independence and performance of the Company’s internal and independent auditors.

AUDIT COMMITTEE COMPOSITION

The Audit and Finance Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship to the Company that would interfere with the exercise of his or her independence from management and the Company. All members of the Audit and Finance Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit and Finance Committee shall have accounting or related financial management expertise.

RESPONSIBILITIES AND DUTIES

     In carrying out its responsibilities the Audit and Finance Committee will:

Review the annual audited financial statements with management, the independent auditors and the Company’s internal auditors at the completion of the annual examination but prior to filing the Form 10-K Annual Report.

Discuss with the independent auditors the matters required to be discussed by Statements on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, relating to the conduct of the audit. This includes a review with the independent auditors, the Company’s internal auditors and management of the quality and appropriateness of the Company’s accounting principles and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

Through its Chairman, or by a member of the Audit and Finance Committee designated by the Chairman, discuss with management, the independent auditors, and the internal auditors each interim financial report before it is filed with the SEC.

Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information and any changes required in the planned scope of the audit. The foregoing shall include a discussion of the independent auditors’ “management letter” and the Company’s response to that letter.

Evaluate and recommend to the Board of Directors the selection and, where appropriate, the replacement of the independent auditors, it being understood that the independent auditors are ultimately accountable to the Board of Directors and the Audit and Finance Committee. Recommend to the Board the independent auditors’ to be proposed for stockholder approval in any proxy statement.

Review the appointment and replacement of the senior internal auditing executive, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function.

Receive from the independent auditors on a periodic basis a formal statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) regarding relationships and services. Engage in a dialogue with the independent auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. Evaluate the performance of the independent auditors and recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

Confirm and disclose that all members of the Audit and Finance Committee are financially literate.

Confirm and disclose whether the Audit and Finance Committee members are “independent” as defined in the listing standards of the NYSE.

Review any Code of Ethical Conduct established by management to assure it is adequate and complete.

Review with the Company’s counsel any legal compliance matters including corporate securities trading policies and any other legal matters that could have a significant, adverse impact on the Company’s financial statements.

Prepare the disclosures concerning the Audit and Finance Committee and its operations as will be required for inclusion in proxy materials distributed by the Company in connection with meetings of its stockholders.

Review and reassess the adequacy of this charter annually and recommend any proposed changes for the Board of Directors to approve.

Meet at least semi-annually, or more frequently as circumstances dictate, with management, the persons responsible for the internal audit function and the independent auditors. The Board of Directors shall name a chairperson of the Audit and Finance Committee, who shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Audit and Finance Committee shall constitute a quorum. The Audit and Finance Committee shall report through its chairperson to the Board of Directors following the Audit and Finance Committee’s meetings.

Review the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures, and provide separate executive sessions to discuss any matters each of these groups believes should be discussed privately.

While the Audit and Finance Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It shall not be the duty of the Audit and Finance Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to otherwise assure compliance with laws and regulations.

Please mark
your votes as	☒
indicated in
this example

1.	To elect three Directors: 01 A. Robert Towbin, O2 David J. Logan, 03 Carole F. St. Mark

FOR all nominees listed above (except as marked to the contrary herein).	WITHHOLD AUTHORITY to vote for all nominees listed above	(Instruction: To withhold authority to vote for an individual nominee, write that nominee's name on the line provided below.)
[ ]	[ ]
The Board of Directors Recommends a vote FOR Proposal 1.

2. Shareholder proposal to repeal classified board	FOR	AGAINST	ABSTAIN
	[ ]	[ ]	[ ]

The Board of Directors Recommends a vote AGAINST Proposal 2.	The undersigned shareholder(s) hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated September 6, 2002.

Dated: _____________________________________, 2002
Signed: __________________________________________ _________________________________________________ Signature if held jointly

Please date and sign exactly as name(s) appears(s) on Proxy. Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate the signing. Corporations should show full corporate name and title of signing officer. Partnerships should have full partnership name and be signed by an authorized person.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/grb		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

GERBER SCIENTIFIC

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OCTOBER 3, 2002

     The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) Marc T. Giles and Donald P. Aiken, and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Gerber Scientific, Inc., to be held at the Corporate Headquarters of Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074 on Thursday, October 3, 2002 at 2:30 p.m., Eastern Daylight Saving Time, and at any adjournment thereof, with all powers which the undersigned shareholder(s) would possess if personally present, to elect three Directors and vote upon a shareholder proposal to repeal the classified board, and to act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Unless otherwise specified, this Proxy will be voted “FOR” the nominees listed in Proposal No. 1, “AGAINST” Proposal No. 2 and in support of management on such other business as may properly come before the meeting or any adjournment of the meeting.

To be signed, dated, and voted on reverse side.)

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